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                                                                      Exhibit 11


                        STERLING BANCORP AND SUBSIDIARIES
                 Statement Re: Computation of Per Share Earnings



                                                       Three Months Ended
                                                           March 31,
                                                   ---------------------------
                                                      2001             2000
                                                   ----------       ----------

Net income                                         $4,536,285       $3,878,559
Less: preferred dividends                              24,783           20,987
                                                   ----------       ----------
Net income available for common shareholders
  and adjusted for diluted computation             $4,511,502       $3,857,572
                                                   ==========       ==========



Weighted average common shares outstanding          9,092,275        9,181,647
Add dilutive effect of:
    Stock options                                     321,110           88,046
    Convertible preferred stock                       237,878          241,883
                                                   ----------       ----------
Adjusted for assumed diluted computation            9,651,263        9,511,576
                                                   ==========       ==========


Basic earnings per share                           $     0.50       $     0.42
                                                   ==========       ==========
Diluted earnings per share                         $     0.47       $     0.41
                                                   ==========       ==========


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